STABILIS SOLUTIONS ANNOUNCES NEW
$10 MILLION REVOLVING CREDIT FACILITY

Houston, June 12, 2023 -- Stabilis Solutions, Inc., ("Stabilis" or the "Company") (Nasdaq: SLNG), a leading provider of clean energy production, storage, and delivery solutions, today announced that it has successfully arranged a new, $10 million secured revolving credit facility (the “Facility”) with Cadence Bank. The Facility, which matures in June 2026, includes a $5 million accordion provision, subject to lender approval. The Facility is subject to a borrowing base of eligible accounts receivable. There are currently no borrowings outstanding on the Facility.
Under the terms of the Loan Agreement, all borrowings are secured by the accounts receivable and deposit accounts of Stabilis and its wholly owned subsidiaries.
“The closing of this credit facility in this dynamic financial environment is a testament to our lender relationship and their underlying confidence in our business model,” stated Andy Puhala, SVP and Chief Financial Officer of Stabilis. “This facility will provide Stabilis with additional liquidity and greater operating flexibility to further leverage our unique portfolio of LNG and other clean, emerging fueling solutions, consistent with our stated strategic focus.”
ABOUT STABILIS SOLUTIONS
Stabilis Solutions, Inc. is a leading provider of clean energy production, storage, and delivery solutions to multiple end markets. To learn more, visit www.stabilis-solutions.com.
FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "can," "believes," "feels," "anticipates," "expects," "could," "will," "plan," "may," "should," "predicts," "potential," "outlook" and similar expressions are intended to identify such forward-looking statements.
Such forward-looking statements relate to future events or future performance, but reflect our current beliefs, based on information currently available. Most of these factors are outside our control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, unexpected costs, and general economic conditions.
The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the Risk Factors in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2023 which is available on the SEC's website at www.sec.gov or on the Investors section of our website at www.stabilis-solutions.com. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Stabilis does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
INVESTOR RELATIONS CONTACT
IR@stabilis-solutions.com
832-456-6502